FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                           Westport, Connecticut 06880

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                -----------------

The 2002 Annual Meeting of Stockholders (the "Annual Meeting") of First Aviation Services Inc. will be held at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118 on Tuesday, June 18, 2002 at 9:30 a.m. CST for the following purposes:

     1. To elect a director for a term to expire at the Annual Meeting of Stockholders in the year 2005.

     2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2003.

     3. To act upon any and all matters incident to the foregoing and transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

The Board of Directors, by resolution, has fixed the close of business on May 14, 2002 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the Annual Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                            By order of the Board of Directors,

                                            Michael D. Davidson
                                            Secretary

Westport, Connecticut
May 17, 2002

                          FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                           Westport, Connecticut 06880

                                 ---------------


                                 PROXY STATEMENT

                                -----------------

                                  Introduction

This proxy statement is furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services Inc., a Delaware Corporation ("First Aviation" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Company's 2002 Annual Meeting of Stockholders to be held on June 18, 2002, and at any adjournment or postponement thereof (the "Annual Meeting"). The Notice of Annual Meeting, this proxy statement, the accompanying proxy, the Company's Annual Report on Form 10-K are first being mailed to Stockholders on or about May 17, 2002.

The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880. Additional information about the Company can be found on the Company's worldwide web site at www.firstaviation.com, or www.apiparts.com.

Record Date

The Board of Directors has fixed the close of business on May 14, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each such stockholder will be entitled to one vote on all matters to come before the Annual Meeting for each share of Common Stock held on the Record Date and may vote in person or by proxy authorized in writing. On the Record Date, there were 7,218,346 shares of Common Stock issued and outstanding.

Matters to Be Considered

At the Annual Meeting, stockholders will be asked to consider and vote upon the election of a director for a term to expire at the Annual Meeting of Stockholders in the year 2005, and to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2003. The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Quorum; Required Votes

In order to transact business at the Annual Meeting, a majority of the shares of Common Stock issued and outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting. Shares that are voted "FOR", "AGAINST", or "WITHHELD FROM" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and will be included in determining the number of shares that are represented and voted at the Annual Meeting with respect to such matter.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the nominated director. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for the nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted towards the nominee's achievement of a plurality.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2003. With respect to broker non-votes, the shares will be counted for purposes of determining the presence or absence of a quorum, but will not be considered entitled to vote at the Annual Meeting for such matter and thus broker non-voters will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which the majority is calculated.

Voting and Revocation of Proxies

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company's Transfer Agent and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, shares represented by properly executed proxies will be voted "FOR" the election of the nominee for director named herein, and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2003.

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Company's Transfer Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.


1. Election of Director (Proposal No. 1)

Nominee for election to the Board of Directors for a term expiring at the Annual Meeting of Stockholders in the year 2005.

Joseph J. Lhota

The nominee for director is Joseph J. Lhota. The Company's Certificate of Incorporation provides for a Board of Directors composed of three classes, each with a term of office of three years, expiring sequentially at successive Annual Meetings of Stockholders. The Board of Directors currently is comprised of six directors, two directors each in Class I, Class II and Class III. The classes distinguish term of office only. If elected, the nominee will serve for a term to expire at the annual meeting of stockholders in the year 2005.

The Board currently consists of six members. Mr. Marsalisi, whose term expires at this Annual Meeting, is not standing for re-election and will resign his seat effective at the Annual Meeting. The Board of Directors will review potential qualified candidates and will appoint a qualified individual to fill the open directorship at an appropriate time.

The accompanying proxy will be voted for the election of the Board's nominee unless contrary instructions are given. The nominee at present is available for election as a member of the Board of Directors. If the nominee is unable to serve, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate.

Background information for the nominee as well as the four directors continuing in office can be found under the caption "Executive Officers and Directors".

The Board of Directors recommends a vote FOR the election of Joseph J. Lhota.

Members of the Board of Directors Continuing in Office:

Terms Expire at the 2003 Annual Meeting of Stockholders

Aaron P. Hollander

Stanley J. Hill

Terms Expire at the 2004 Annual Meeting of Stockholders

Michael C. Culver

Robert L. Kirk

Executive Officers and Directors

The executive officers and directors of the Company are as follows:

Name                    Age            Positions

Aaron P. Hollander      45     Chairman of the Board

Michael C Culver        51     President, Chief Executive Officer and Director

Gerald E. Schlesinger   57     Senior Vice President

Michael D. Davidson     43     Chief Financial Officer and Secretary

Stanley J. Hill         60     Director

Robert L. Kirk          73     Director

Joseph J. Lhota         47     Director

John A. Marsalisi       46     Director

     Aaron P. Hollander co-founded and has served as Chairman of the Board of Directors of the Company since March 1995. In 1985, Mr. Hollander, along with Mr. Culver, co-founded First Equity Group Inc. ("First Equity Group"), and has served as its President and Co-Chief Executive Officer since that time. First Equity Group's interests, in addition to the Company, include First Equity Development Inc., an aerospace investment and advisory firm, ("First Equity"), Skip Barber Racing School, LLC ("Skip Barber") and Imtek, Inc. ("Imtek"). Mr. Hollander is a director and serves as the President and Chief Executive Officer of Skip Barber, and is the Chairman of the Board of Directors of Imtek.

     Michael C. Culver co-founded and has served as President, Chief Executive Officer and Director of the Company since March 1995. Mr. Culver also serves as Chairman of the Board of the Company's majority owned subsidiary, Aerospace Products International, Inc. ("API"). In June 1995 Mr. Culver became a director of National Airmotive Corporation ("NAC"), a former wholly owned subsidiary of the Company. In August 1996 he became NAC's Chairman and in June 1997 he became its Chief Executive Officer. Mr. Culver's relationship with NAC terminated with the Company's sale of NAC on November 1, 1999. Mr. Culver co-founded First Equity, along with Mr. Hollander, and has served as Co-Chief Executive Officer of First Equity Group since that time. Mr. Culver also serves as Chairman of the Board of Directors of Skip Barber and is a director and Vice President of Imtek.

     Gerald E. Schlesinger became Senior Vice President upon his employment by the Company in June 1997. He also is President and Chief Executive officer of API. From November 1993 to June 1997, Mr. Schlesinger was affiliated with the SK Group and served as its Managing Principal. The SK Group provides consulting and management advisory services to its clients. Prior to November 1993, Mr. Schlesinger served as Executive Vice-President, CFO and CIO for Butler Aviation.

     Michael D. Davidson, 43, became Chief Financial Officer in April 2002. He became Secretary to the Company's Board of Directors in October 2001. Previously he served as the Company's Controller since his employment in February 1998. Prior to joining First Aviation, from 1996 to 1998, Mr. Davidson served as Chairman of Access Ambulance Company, Inc. From 1993 to 1998 he was engaged as a principal in a consulting firm specializing in turnaround and management consulting, restructuring and bankruptcy, and from 1993 to 1995 also was the Executive Director of Stamford Emergency Medical Services, Inc. Prior to 1993, Mr. Davidson worked for the Dyson-Kissner-Moran Corporation, a leveraged buyout firm, and spent nearly ten years with Ernst & Young LLP. Mr. Davidson is a Certified Public Accountant.

     Stanley J. Hill became a Director in December 2000. In 2000, Mr. Hill retired as the President, Chief Executive Officer and Chairman of Kaiser Aerospace and Electronics Corporation and its parent, K Systems, Inc. (collectively, "Kaiser Aerospace"). Mr. Hill had been associated with Kaiser Aerospace for nearly 30 years.

     Robert L. Kirk became a Director in March 1997. In 1998, Mr. Kirk retired as the Chairman of British Aerospace Holdings, Inc., an international aerospace corporation. Mr. Kirk had been Chairman since 1992. Mr. Kirk served as Chairman and Chief Executive Officer of CSX Transportation, Inc., the railroad subsidiary of CSX Corporation, from 1990 to 1992, and was Chairman and Chief Executive Officer of Allied-Signal Aerospace Co. from 1986 to 1989.

     Joseph J. Lhota became a Director in April 2002. Mr. Lhota currently serves as Executive Vice President, Corporate Administration of Cablevision Systems Corporation. Prior to joining Cablevision, Mr. Lhota served various positions on former New York City Mayor Rudolph W. Giuliani's senior management team. From 1998 to 2001, he was New York's Deputy Mayor for Operations, overseeing the day-to-day operations of city government. Prior to his municipal service, Mr. Lhota spent 15 years in investment banking specializing in public finance. He served as director of public finance at CS First Boston Corporation and as a member of its Public Finance Management Committee. He also has been a managing director at Paine Webber Incorporated.

     John A. Marsalisi served as Chief Financial Officer, Secretary and Director of the Company from March 1995 to October 2001. He also served as Chief Financial Officer of API. He was an officer of First Equity from 1996 to October 2001. Mr. Marsalisi also was a director and Chief Financial Officer of NAC from August 1996 to August 1998. Mr. Marsalisi's relationship with NAC terminated with the Company's sale of NAC on November 1, 1999. From 1991 to May 1996, Mr. Marsalisi was Director of Taxes for Omega Engineering. Prior to joining Omega Engineering, Mr. Marsalisi was Director of Taxes for the Entrepreneurial Services Group of Ernst & Young LLP's Stamford, Connecticut office. Mr. Marsalisi is a Certified Public Accountant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 26, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Each of the persons listed in the table who beneficially owns more than 5% of the outstanding shares of Common Stock maintains an address at 15 Riverside Avenue, Westport, Connecticut 06880, unless otherwise indicated.



Name and Address                                    Amount and Nature of
of  Beneficial Owner                              Beneficial Ownership (3)                           Percent of Class
--------------------                              ------------------------                           ----------------

First Equity Group Inc. (1)                              3,776,812                                    50.8%
Aaron P. Hollander (1)                                   3,776,812                                    50.8%
Michael C. Culver (1)                                    3,776,812                                    50.8%
Wynnefield Capital Management, LLC (2)                   2,188,892                                    29.6%
     450 Seventh Avenue, Suite 509
     New York, NY  10123
Gerald E. Schlesinger (3)                                   82,321                                     1.1%
     Aerospace Products International, Inc.
     3778 Distriplex Drive North
     Memphis, TN  38118
Stanley J. Hill                                              9,708                                        *
Robert L. Kirk                                              26,597                                        *
Joseph J. Lhota                                                207                                        *
John A. Marsalisi                                           14,483                                        *
All directors and executive
     officers as a group (8 persons)                     4,007,128                                    53.0%
----------------------------------

* less than 1%

     (1) Aaron P. Hollander and Michael C. Culver own, in the aggregate, all of the outstanding shares of First Equity Group Inc.

     (2) Based upon a Form 4 dated January 4, 2002 and the Company's knowledge, Wynnefield Capital Management, LLC is composed of the Wynnefield Partners Small Cap Value, L.P., Channel Partnership II L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and the Wynnefield Small Cap Value, L.P.I.

     (3) Includes 80,000 shares of common stock issuable pursuant to vested stock option grants awarded under the First Aviation Services Inc. Stock Incentive Plan.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission (the "SEC"). Directors and executive officers are required to furnish the Company with copies of all
Section 16 (a) forms that they file. Based upon a review of these filings, the Company believes that all such filings were made on a timely basis for the year ended January 31, 2002, except that initial reports on Form 3 for both Mr. Davidson and Mr. Hill were not timely reported. The reports were filed at a later date during the year ended January 31, 2002. In addition, six transactions that should have been filed on Forms 4 for Mr. Schlesinger were filed late during the year ended January 31, 2002, and two transactions that should have been reported on Forms 4 for Mr. Marsalisi were filed late.

Section 16 (a) of the Exchange Act also requires ten percent shareholders to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC. Ten percent shareholders are required to furnish the Company with copies of all Section 16 (a) forms that they file. Based upon a review of copies of filings submitted to the Company, the Company believes that all filings were made on a timely basis for the year ended January 31, 2002.


Committees of the Board of Directors and Meeting Attendance

During a majority of the year ended January 31, 2002, the Company's Board of Directors was comprised of Messrs. Culver, Hill, Hollander, Kirk, Marsalisi, and Mr. Charles B. Ryan. In October 2001, the Company announced the death of Mr. Ryan. In April 2002, Mr. Lhota was appointed to fill the remainder of Mr. Ryan's term. The Board of Directors held four regularly scheduled meetings during the year ended January 31, 2002. Each director attended at least 75% of the meetings of the Board of Directors and at least a majority of the meetings of committees on which he served while a member thereof.

The Board of Directors has the following standing committees.

Executive Committee

The Executive Committee consists of two directors of the Company, Messrs. Culver and Hollander. The Executive Committee has the power and authority to exercise all of the powers and authority of the Board of Directors in managing the business affairs of the Company, except that it does not have the power and authority to: (i) amend the Certificate of Incorporation or Bylaws of the Company; (ii) adopt an agreement of merger or consolidation, or to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; or (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors.

Audit Committee

The Audit Committee consists of three directors of the Company, Messrs.
Hill, Kirk and Lhota. All members of the Audit Committee are independent directors in accordance with the National Association of Securities Dealers ("NASD") listing standards. Through October 2001 the Audit Committee was comprised of Messrs. Hill, Kirk, and Ryan. After the death of Mr. Ryan, the Board of Directors believed that it was in the best interests of the Company and its stockholders to appoint Mr. Hollander to the Audit Committee to fill Mr. Ryan's vacancy, and did so effective December 4, 2001. Mr. Hollander was not considered an independent director under the listing standards of the NASD because of his position and interest in First Equity, as described in "Certain Relationships and Related Transactions". The listing standards do allow one non-independent director to serve on the Audit Committee under certain conditions. The Board believed that Mr. Hollander was qualified for the position due to his extensive financial and management background. Mr. Hollander is a former member of the Audit Committee, is a Certified Public Accountant and a Certified Management Accountant. He holds a Masters Degree in Business Administration, and is a Managing Director of First Equity. Mr. Hollander served on the Audit Committee until April 2, 2002 when Mr. Lhota joined the Board and was named to the Audit Committee to replace Mr. Hollander.

The Audit Committee is responsible for engaging the Company's independent auditors and reviewing with them the scope and timing of their audit services, any other services which they are asked to perform, their report on the Company's accounts following completion of the annual audit, and the Company's policies and procedures with respect to internal accounting and financial control. In addition, the Audit Committee considers whether the provision of certain non-audit services performed by the Company's independent auditors is compatible with maintaining the auditor's independence. The Audit Committee met four times during the year ended January 31, 2002. The Audit Committee is governed by a written charter approved by the Board of Directors.

Compensation Committee

The Compensation Committee consists of two directors of the Company, Messrs. Hollander and Kirk. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to compensation and benefit levels of executive officers of the Company, including bonuses and stock option grants. Recommendations of the Compensation Committee are voted on by the independent members of the Board of Directors. The Compensation Committee met once during the year ended January 31, 2002. The report of the Compensation Committee is set forth below.

Report from the Audit Committee

The following is a report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended January 31, 2002:

     --   The  Audit   Committee   has  reviewed  and   discussed   the  audited
          consolidated financial statements with management;

     -- The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees"; and,

     -- The Audit Committee has received the written disclosures and the letter from the independent auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and has discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, for filing with the SEC.

Respectfully submitted on April 29, 2002 by the members of the Audit Committee of the Board of Directors,

Stanley J. Hill
Robert L. Kirk
Joseph J. Lhota

In accordance with the rules of the SEC, the foregoing information, which is required by paragraphs (a) and (b) of Item 306 of Regulation S-K of the Exchange Act, shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject Regulation 14A of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation of Directors and Executive Officers

Board of Directors Compensation

Each of the Company's non-employee directors receives an annual director's fee of $20,000, payable quarterly in cash or stock. In addition, each director receives $1,000 for attendance at meetings of the Board of Directors or committees thereof. Mr. Marsalisi received compensation for his services as a director subsequent to October 2001. Members of the Board of Directors receive reimbursement for actual expenses of attendance at meetings. Messrs. Hill, Hollander, Kirk and Lhota have elected to have their compensation paid in the form of Company stock.

Compensation Committee and Board Interlocks and Insider Participation

Neither any member of the Compensation Committee nor any independent director of the Board is or has been an employee of the Company.

Report from the Compensation Committee and Board of Directors Regarding Executive Compensation

The Compensation Committee (the "Committee") of the Board of Directors is responsible for developing the executive compensation philosophy of First Aviation and administering this philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers. Recommendations of the Compensation Committee are voted on by the independent members of the Board of Directors.

The basic philosophy behind executive compensation at First Aviation is to reward the executive's performance so as to create long-term shareholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases, bonuses and long-term incentive grants are reviewed annually to ensure consistency with the Company's overall compensation philosophy.

Base Salary

All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of a comparative group that includes peer group companies, similar to those reflected in the proxy performance graph, and general industry companies similar in size to First Aviation.

Bonus

Decisions regarding bonuses are made based upon reviews of analyses of historical compensation paid to the officers of the Company, including the performance and achievement of the Company's objectives, compensation paid to officers of other companies in the same sector as First Aviation, including the performance of those companies compared to First Aviation, and a performance review of the individual officer.

Long-Term Incentive Grants

Long-term incentive grants are considered for each executive. The grants are usually made in the form of incentive stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Restricted stock may be granted for specific reasons, such as (i) rewarding individual performance, (ii) recognizing Company performance, (iii) accommodating special situations, such as promotions, (iv) in lieu of other benefits, or (v) in an effort to remain market competitive.

Total Compensation

Approximately 50% of the total compensation of the Company's most senior executives is "at risk", based strictly upon the performance of the Company and the return to the stockholders. In addition, certain elements of the employee benefit package, such as the Employee Stock Purchase Plan, are driven by increasing shareholder value.

Inherent in this "at risk" component is a heavy weighting toward long-term performance. At First Aviation, long-term incentives for the most senior executives can make up to half of the total amount of a senior executive's annual compensation. We believe this feature provides management with a long-term strategic incentive that will encourage the continued creation of shareholder value.

The Committee has access to national compensation surveys and the financial records of the Company. The Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of the Company's performance with input on market competitiveness. The executive compensation program is designed to provide compensation for performance. In the last review, the Committee confirmed that the executive compensation program was meeting the targeted objective.

Mr. Culver's base salary during the year ended January 31, 2002 was paid in accordance with his employment agreement entered into in December 1999. After the terrorist attacks of September 11, 2001, Mr. Culver voluntarily reduced his base salary by 10% over the remaining four months of the fiscal year. Mr. Culver also received a cash bonus of $200,000. Mr. Culver did not receive a stock award under the Company's plans.

Summary

Executive compensation at First Aviation is reviewed in depth by the Committee, the Board of Directors and senior management. The Committee believes there should be a strong link between the financial rewards of the executives and the success of the shareholder. The success of the shareholder is measured by the increase in shareholder value. The Committee believes that with the present plans in place management will continue to strive to increase shareholder value.

Respectfully submitted by the members of the Compensation Committee and the independent members of the Board of Directors,

Aaron P. Hollander
Robert L. Kirk
Stanley J. Hill
Joseph J. Lhota

Executive Compensation

                           Summary Compensation Table


The following table sets forth certain information for each of the years ended January 31, 2002, 2001, and 2000, regarding compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the other executive officers of the Company whose compensation exceeded $100,000. The All Other Compensation paid consisted of severance payments after resignation from the Company.


                                                                                          Long -Term      All Other
                                                                                         Compensation   Compensation
                                                    Annual Compensation                  -------------- --------------
                                                    -------------------                     Awards
                                                                                         --------------
                                                                                          Securities
                                                                                          Underlying
                                                                                           Options
                                                                                             (#)
Name and Principal Position   Year ended January 31,      Salary            Bonus
---------------------------   ----------------------    --------         ---------       -----------    --------------
Michael C. Culver                    2002               $241,667          $200,000               -               -
Director, President and              2001               $250,000          $150,000               -               -
Chief Executive Officer              2000               $225,000          $200,000               -               -


Gerald E. Schlesinger                2002               $250,000          $200,000          50,000               -
Senior Vice President                2001               $250,000          $150,000          50,000               -
                                     2000               $225,000          $200,000          50,000               -


John A. Marsalisi                    2002               $138,462          $      -          40,000         $80,966
Director, Secretary and              2001               $200,000          $ 75,000          40,000               -
Chief Financial Officer              2000               $180,000          $100,000          40,000               -

                      Option Grants in the Last Fiscal Year

The following table sets forth information regarding the stock options that were granted during the year ended January 31, 2002 to each of the officers named in the Summary Compensation Table.


                                                 Individual Grants
                          ------------------------------------------------------------------
                          Number of
                          Securities
                          Underlying    Percent of
                          Options       Total Options
                          Granted (#)   Granted to        Exercise or                         Grant Date
Name                                    Employees in      Base Price        Expiration date   Value (1)
                                        Fiscal year
-----------------------  -------------  -------------   --------------     -----------------  -------------
Michael C. Culver              None          N/A               N/A               N/A               N/A

Gerald E. Schlesinger          50,000        25.67%            $4.31             2010              $82,000

John A. Marsalisi              40,000        20.5%             $4.31             2010              $65,600



1. The present value on the grant date was determined by using the Black-Scholes option-pricing model. The model as applied used the applicable grant date, the exercise price as shown in the table and the fair market value of the Company's Common Stock on the grant date. The model assumed (i) a risk-free return of 4.0%, (ii) a dividend yield of 0%,
     (iii) an average volatility factor of 0.419 and (iv) an expected life of four years. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms. There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the tables as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as the dividend yield and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of performance of the Company's Common Stock, which will be influenced by future events and unknown factors.

                          Fiscal Year-End Option Values

No options were exercised during the year ended January 31, 2002 by any of the officers named in the Summary Compensation Table. All of Mr. Marsalisi's options were forfeited prior to January 31, 2002 as a result of his ceasing employment with the Company in October 2001. The following table sets forth the aggregate positions in stock options at January 31, 2002 held by each of the officers named in the Summary Compensation Table.


                                  Number of Securities               Value of Unexcercised
                            ---------------------------------  ---------------------------------
                                 Underlying Unexercised              In-The-Money Options
           Name              Options at Fiscal Year End (#)           at Fiscal Year End
                             ------------------------------           ------------------
                                Exercisable/Unexercisable         Excercisable/Unexcercisable
------------------------    ---------------------------------  ----------------------------------
Michael C. Culver                       None/None                             N/A

Gerald E. Schlesinger                 55,000/50,000                     $6,667/$18,084

John A. Marsalisi                       None/None                             N/A



Employment Contracts

In December 1999, First Aviation entered into employment agreements with Michael
C. Culver and Gerald E. Schlesinger. Both of these employment agreements are for terms of three years, expiring on December 31, 2002, and provide for annual base salaries of $225,000. Both of the employment agreements provide for base salaries to be adjusted at the discretion of the Board of Directors. In addition, each employment agreement provides for: (i) benefits, including bonus, stock options and other forms of compensation, which also are generally available to other employees of First Aviation in similar employment positions,
(ii) reimbursement of reasonable business related expenses, (iii) three weeks paid vacation a year, or as specified in the Company's personnel policies, whichever is greater, and (iv) a severance payment upon termination, without cause or for death or disability, equal to six months base salary. Each of the agreements may be terminated by First Aviation without cause at any time upon 30 days notice or by the executive for any reason upon 30 days notice.

 Mr. Culver and Mr. Schlesinger each have, as part of their respective employment agreements, agreed not to compete with First Aviation for a period of six months following the end of his employment by First Aviation and not to solicit employees or customers of First Aviation for a period of six months following the end of his employment with First Aviation.

In December 1999 the Company entered into a separate three-year agreement with Mr. Schlesinger whereby the employee will be entitled, upon a change in control of the Company's Board of Directors, as defined, to receive certain payments if the individual's employment subsequently is terminated for any reason other than cause.

Stock Performance Graph

The following graph compares the cumulative stockholder return on First Aviation Common Stock with The Russell 2000 Stock Index and a peer group index selected by the Company. The peer group is comprised of the following companies: AVTEAM, Inc., Kellstrom Industries, Inc., Aviation Sales Corporation, Aviall Inc., and Satair A/S. The comparison assumes $100 was invested as of February 28, 1997 (the date on which shares of the Company's Common Stock began trading on a "when issued" basis) and the reinvestment of all dividends. On March 26, 2001 AVTEAM, Inc. filed for bankruptcy protection under the U.S. Bankruptcy Code. Its common stock was delisted on April 6, 2001. It was trading at $9.75 per share at February 1, 1998. Kellstrom Industries, Inc. was delisted on December 17, 2001, and filed for bankruptcy protection on February 21, 2002. Kellstrom was trading at $12.39 per share at February 28, 1997. Aviation Sales Corporation underwent a restructuring of its debt and equity during the year ended January 31, 2002, and its name was changed to Timco Aviation Services, Inc.


                       February 28,    January 31,   January 31,    January 31,   January 31,   January 31,
                           1997           1998           1999          2000           2001          2002
                           ----           ----           ----          ----           ----          ----
Peer Group               $100.00         $130.76       $124.54        $ 55.25       $ 52.01       $ 40.69
First Aviation           $100.00         $ 67.50       $ 45.00        $ 50.00       $ 46.25       $ 49.00
Russell 2000             $100.00         $119.44       $118.66        $137.82       $141.19       $134.15


Certain Relationships and Related Transactions

Upon the authorization of the independent members of the Board of Directors, effective February 1, 2002, the Company and First Equity entered into a two-year agreement relating to the allocation of potential investment and acquisition opportunities in the aerospace parts distribution and logistics businesses. Pursuant to the agreement, First Equity agreed that neither First Equity nor any of its majority-owned subsidiaries would, as a principal, consummate any acquisition of a majority interest in any business anywhere in the world (a "Covered Acquisition"), without first notifying the Company and providing the Company with the opportunity to choose to effect the Covered Acquisition for its own account. The Company's decision as to whether to effect the Covered Acquisition will be made by the independent members of the Board of Directors of the Company. The agreement is subject to early termination in the event First Equity reduces its ownership interest in the Company to less than 10% of the Company's outstanding voting securities. The agreement does not apply to any proposed acquisition by First Equity of any business that generates less than 15% of its aggregate net sales from aerospace parts distribution or logistics, nor to any advisory services performed by First Equity on behalf of third parties. This agreement replaced a similar expired agreement. The new agreement was on substantially the same terms and conditions as the expired agreement.

Upon the authorization of the independent members of the Board of Directors, the Company also entered into an advisory agreement with First Equity. The advisory agreement, which was effective February 1, 2002, has a two-year term, and was a renewal on substantially the same terms and conditions of a prior agreement. Pursuant to the terms of this agreement, First Equity provides the Company with investment and financial advisory services relating to potential acquisitions and other financial transactions. The Company will pay First Equity a $30,000 monthly retainer. In addition, upon the successful completion of certain transactions, the Company will pay a fee to First Equity ("Success Fee"), and will reimburse First Equity for its out-of-pocket expenses. The amount of any Success Fee will be established by the independent members of the Board of Directors and will be dependent upon a variety of factors, including, but not limited to, the services to be provided and the size and type of the transaction. Up to one year's worth of retainer fees paid can be applied as a credit against any Success Fee, subject to certain limitations. The agreement may be terminated by either party upon 30-days written notice to the other party. During the year ended January 31, 2002, the Company paid First Equity retainer fees totaling $340,000. (First Equity voluntary reduced the amount of retainer fees due over the four months ended January 31, 2002.) No Success Fee was paid.

The Company subleases from First Equity approximately 3,000 square feet of office space in Westport, Connecticut. The sublease, which became effective April 21, 1997, is for a period of ten years, and is cancelable by either party with six months notice. The Company has the option to renew the sublease for two additional five-year periods. Lease payments under this sublease totaled approximately $84,119, $94,600 and $102,000, respectively, for the years ended January 31, 2002, 2001, and 2000.

In addition, the Company paid Imtek approximately $36,500 for printing, insertion, and mailing services, and reimbursed Imtek $47,500 for postage used. These services may be cancelled at any time.

The Company believes that the terms of the advisory agreement, the sublease agreement between the Company and First Equity and the outside services are at least as favorable as the terms that would have been obtained by the Company from an unaffiliated third-party.


2. Appointment of Auditors (Proposal No. 2)

On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Ernst & Young LLP as independent auditors for the year ended January 31, 2003, subject to ratification by our stockholders. Ernst & Young LLP has audited the Company's consolidated financial statements since 1995.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so, and will be available to answer appropriate questions from stockholders.

If the foregoing proposal is not approved at the Annual Meeting, or if prior to the 2003 Annual Meeting of Stockholders, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Board of Directors, then in any such case, the Board of Directors will appoint other independent auditors whose engagement for any period subsequent to the 2002 Annual Meeting will be subject to ratification by the Stockholders at the 2003 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as independent auditors for the year ended January 31, 2003.

Audit Fees

For the fiscal year ended January 31, 2002, the Company incurred fees to Ernst & Young LLP as follows: audit fees, $286,000; financial systems design and implementation fees, $0; and all other fees, $21,000.


Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, facsimile, telecopy, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, also may request the return of proxies by telephone, facsimile, telegram or in person.

Stockholder Proposals and Nominations of Board Members

If a stockholder intends to present a proposal for action at the 2003 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the Company on or before January 17, 2003. Such proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the 2003 Annual Meeting must be received by the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior the 2003 Annual Meeting (or, if less than 70 days notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the 10th day following the day on which public announcement of the date of the meeting is first made by the Company) and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the chairman at any stockholders meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2003 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, Michael D. Davidson, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880-4214.


                                       By order of the Board of Directors,

                                       /s/ Michael D. Davidson
                                       -----------------------
                                       Michael D. Davidson
                                       Secretary